SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. )*

Sema4 Holding Corp.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

81663L101

(CUSIP Number)

July 22, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☒  Rule 13d-1(c)

☐  Rule 13d-1(d)

(Page 1 of 11 Pages)

----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	81663L101	13G	Page 2 of 11

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Mgmt, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,924,244 (1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,924,244 (1)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,924,244 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.88%
12.	TYPE OF REPORTING PERSON* PN

__________________

(1) Comprised of 6,924,244 shares of Class A Common Stock held by Deerfield Partners, L.P., of which Deerfield Mgmt, L.P. is the general partner.

CUSIP No.	81663L101	13G	Page 3 of 11

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Management Company, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 13,848,488 (2)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 13,848,488 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,848,488 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.77%
12.	TYPE OF REPORTING PERSON* PN

_________________

(2) Comprised of an aggregate of 13,848,488 shares of Class A Common Stock held by Deerfield Partners, L.P. and Deerfield Private Design Fund V, L.P., of which Deerfield Management Company, L.P. is the investment advisor.

CUSIP No.	81663L101	13G	Page 4 of 11

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Mgmt V, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,924,244 (3)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,924,244 (3)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,924,244 (3)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.88%
12.	TYPE OF REPORTING PERSON* PN

 _________________

(3) Comprised of 6,924,244 shares of Class A Common Stock held by Deerfield Private Design Fund V, L.P., of which Deerfield Mgmt V, L.P. is the general partner.

CUSIP No.	81663L101	13G	Page 5 of 11

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Partners, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,924,244
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,924,244
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,924,244
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.88%
12.	TYPE OF REPORTING PERSON* PN

CUSIP No.	81663L101	13G	Page 6 of 11

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Deerfield Private Design Fund V, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,924,244
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,924,244
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,924,244
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.88%
12.	TYPE OF REPORTING PERSON* PN

CUSIP No.	81663L101	13G	Page 7 of 11

1.	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) James E. Flynn
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 13,848,488 (4)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 13,848,488 (4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,848,488 (4)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*		☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.77%
12.	TYPE OF REPORTING PERSON* IN

__________________

(4) Comprised of an aggregate of 13,848,488 shares of common stock held by Deerfield Partners, L.P. and Deerfield Private Design Fund V, L.P.

CUSIP No.	81663L101	13G	Page 8 of 11

Item 1(a).	Name of Issuer:

Sema4 Holding Corp.

Item 1(b).	Address of Issuer's Principal Executive Offices:

333 Ludlow Street, North Tower, 8th Floor Stamford, Connecticut 06902

Item 2(a).	Name of Person Filing:

James E. Flynn, Deerfield Mgmt, L.P., Deerfield Mgmt V, L.P., Deerfield Management Company, L.P., Deerfield Partners, L.P. and Deerfield Private Design Fund V, L.P.

Item 2(b).	Address of Principal Business Office, or if None, Residence:

James E. Flynn, Deerfield Mgmt, L.P., Deerfield Mgmt V, L.P., Deerfield Management Company, L.P., Deerfield Partners, L.P. and Deerfield Private Design Fund V, L.P., 345 Park Avenue South, 12th Floor, New York, NY 10010

Item 2(c).	Citizenship:

Deerfield Mgmt, L.P., Deerfield Mgmt V, L.P., Deerfield Management Company, L.P., Deerfield Partners, L.P. and Deerfield Private Design Fund V, L.P. - Delaware limited partnerships;

James E. Flynn – United States citizen

Item 2(d).	Title of Class of Securities:

Class A Common Stock

Item 2(e).	CUSIP Number:

81663L101

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐ Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐ Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐ Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐ Investment company registered under Section 8 of the Investment Company Act.

(e)	☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

CUSIP No.	81663L101	13G	Page 9 of 11

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: _________________

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned**:

Deerfield Mgmt, L.P. - 6,924,244 shares

Deerfield Mgmt V, L.P. – 6,924,244 shares

Deerfield Management Company, L.P. - 13,848,488 shares

Deerfield Partners, L.P. - 6,924,244 shares

Deerfield Private Design Fund V, L.P. – 6,924,244 shares

James E. Flynn – 13,848,488 shares

(b)	Percent of class**:

Deerfield Mgmt, L.P. – 2.88%

Deerfield Mgmt V, L.P. – 2.88%

Deerfield Management Company, L.P. – 5.77%

Deerfield Partners, L.P. - 2.88%

Deerfield Private Design Fund V, L.P. – 2.88%

James E. Flynn – 5.77%

(c)	Number of shares as to which such person has**:

	(i)	Sole power to vote or to direct the vote:	All Reporting Persons - 0

	(ii)	Shared power to vote or to direct the vote:

Deerfield Mgmt, L.P. - 6,924,244

Deerfield Mgmt V, L.P. – 6,924,244

Deerfield Management Company, L.P. - 13,848,488

Deerfield Partners, L.P. - 6,924,244

Deerfield Private Design Fund V, L.P. – 6,924,244

James E. Flynn – 13,848,488

	(iii)	Sole power to dispose or to direct the disposition of:	All Reporting Persons - 0

	(iv)	Shared power to dispose or to direct the disposition of:

Deerfield Mgmt, L.P. - 6,924,244

Deerfield Mgmt V, L.P. – 6,924,244

Deerfield Management Company, L.P. - 13,848,488

Deerfield Partners, L.P. - 6,924,244

Deerfield Private Design Fund V, L.P. – 6,924,244

James E. Flynn – 13,848,488

**See footnotes on cover pages which are incorporated by reference herein.

CUSIP No.	81663L101	13G	Page 10 of 11

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following ☐.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

See Exhibit B

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

N/A

Item 10.	Certifications.

"By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a–11."

CUSIP No.	81663L101	13G	Page 11 of 11

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DEERFIELD MGMT, L.P.

By: J.E. Flynn Capital, LLC, General Partner

By: /s/ Jonathan Isler

       Jonathan Isler, Attorney-In-Fact

DEERFIELD MANAGEMENT COMPANY, L.P.

By: Flynn Management LLC, General Partner

By: /s/ Jonathan Isler

       Jonathan Isler, Attorney-In-Fact

DEERFIELD MGMT V, L.P.

By: J.E. Flynn Capital V, LLC, General Partner

By: /s/ Jonathan Isler

       Jonathan Isler, Attorney-In-Fact

DEERFIELD PARTNERS, L.P.

By: Deerfield Mgmt, L.P., General Partner

By: J.E. Flynn Capital, LLC, General Partner

By: /s/ Jonathan Isler

       Jonathan Isler, Attorney-In-Fact

DEERFIELD PRIVATE DESIGN FUND V, L.P.

By: Deerfield Mgmt V, L.P., General Partner

By: J.E. Flynn Capital V, LLC, General Partner

By: /s/ Jonathan Isler

       Jonathan Isler, Attorney-In-Fact

JAMES E. FLYNN

/s/ Jonathan Isler

Jonathan Isler, Attorney-In-Fact

Date: August 2, 2021

Exhibit List

Exhibit A. Joint Filing Agreement.

Exhibit B. Item 8 Statement.

Exhibit C. Power of Attorney.

Exhibit A

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of Sema4 Holding Corp. shall be filed on behalf of the undersigned.

DEERFIELD MGMT, L.P.

By: J.E. Flynn Capital, LLC, General Partner

By: /s/ Jonathan Isler

       Jonathan Isler, Attorney-In-Fact

DEERFIELD MANAGEMENT COMPANY, L.P.

By: Flynn Management LLC, General Partner

By: /s/ Jonathan Isler

       Jonathan Isler, Attorney-In-Fact

DEERFIELD MGMT V, L.P.

By: J.E. Flynn Capital V, LLC, General Partner

By: /s/ Jonathan Isler

       Jonathan Isler, Attorney-In-Fact

DEERFIELD PARTNERS, L.P.

By: Deerfield Mgmt, L.P., General Partner

By: J.E. Flynn Capital, LLC, General Partner

By: /s/ Jonathan Isler

       Jonathan Isler, Attorney-In-Fact

DEERFIELD PRIVATE DESIGN FUND V, L.P.

By: Deerfield Mgmt V, L.P., General Partner

By: J.E. Flynn Capital V, LLC, General Partner

By: /s/ Jonathan Isler

       Jonathan Isler, Attorney-In-Fact

JAMES E. FLYNN

/s/ Jonathan Isler

Jonathan Isler, Attorney-In-Fact

Exhibit B

Due to the relationships between them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

Exhibit C

POWER OF ATTORNEY

Know all by these presents, each of the undersigned hereby constitutes and appoints each of Jonathan Isler, and David J. Clark, each signing singly, the undersigned’s true and lawful attorney-in-fact to:

(1)	execute for and on behalf of the undersigned (i) Forms 3, 4 and 5 (and all amendments thereto) in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder and (ii) reports on Schedule 13G and Schedule 13D (and all amendments thereto) in accordance with Section 13 of the Exchange Act and the rules thereunder, in each case with respect to the beneficial ownership of securities by the undersigned;

(2)	do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 or Schedule 13G or Schedule 13D, complete and execute any amendment or amendments thereto, and file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, each of the undersigned has caused this Power of Attorney to be executed as of this 2nd day of August, 2021.

DEERFIELD MGMT, L.P.

By:	J.E. Flynn Capital, LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, President

DEERFIELD PARTNERS, L.P.

By:	Deerfield Mgmt, L.P., General Partner

By:	J.E. Flynn Capital, LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, President

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:	Deerfield Mgmt, L.P., General Partner

By:	J.E. Flynn Capital, LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, President

DEERFIELD PDI FINANCING II, L.P.

By:	Deerfield Mgmt, L.P., General Partner

By:	J.E. Flynn Capital, LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, President

DEERFIELD PRIVATE DESIGN FUND II, L.P.

By:	Deerfield Mgmt, L.P., General Partner

By:	J.E. Flynn Capital, LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, President

DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P.

By:	Deerfield Mgmt, L.P., General Partner

By:	J.E. Flynn Capital, LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, President

DEERFIELD MANAGEMENT COMPANY, L.P.

By:	Flynn Management LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, President

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By:	Deerfield Mgmt III, L.P., General Partner

By:	J.E. Flynn Capital III, LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, President

DEERFIELD MGMT III, L.P.

By:	J.E. Flynn Capital III, LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, President

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By:	Deerfield Mgmt HIF, L.P., General Partner

By:	J.E. Flynn Capital HIF LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, President

DEERFIELD MGMT IV, L.P.

By:	J.E. Flynn Capital IV, LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, President

DEERFIELD HEALTHCARE INNOVATIONS FUND, L.P.

By:	Deerfield Mgmt HIF, L.P., General Partner

By:	J.E. Flynn Capital HIF LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, President

DEERFIELD MGMT HIF, L.P.

By:	J.E. Flynn Capital HIF LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, President

BREAKING STICK HOLDINGS, LLC

By: Deerfield Management Company, L.P., Manager

By: Flynn Management LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, President

DEERFIELD PRIVATE DESIGN FUND V, L.P.

By:	Deerfield Mgmt V, L.P., General Partner

By:	J.E. Flynn Capital V, LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, President

DEERFIELD MGMT V, L.P.

By:	J.E. Flynn Capital V, LLC, General Partner

By:	/s/ James E. Flynn
James E. Flynn, President

DEERFIELD HEALTHCARE INNOVATIONS FUND II, L.P.

Deerfield Mgmt HIF II, L.P., General Partner

J.E. Flynn Capital HIF II LLC, General Partner

/s/ James E. Flynn
James E. Flynn, President

JAMES E. FLYNN

/s/ James E. Flynn